Calyxt Announces Dr. Yves Ribeill Appointed As Executive Chair Replacing
CEO Jim Blome

Roseville, MN – February 19, 2021 – Calyxt, Inc. (NASDAQ: CLXT), a plant-based technology company, today announced that the Board of Directors has appointed Yves Ribeill, Ph.D., to the new role of Executive Chair of the Board effective immediately. Dr. Ribeill will serve in this role while Calyxt initiates a search for a new Chief Executive Officer to replace Jim Blome, who is leaving to pursue other opportunities. Calyxt has retained a premier executive search firm to lead the search. Based on his long experience in the biotech and innovation fields, Dr. Ribeill will help guide the CEO search on behalf of the Board and support the transition once the incoming CEO is selected.

“On behalf of the Board, we want to thank Jim for guiding Calyxt to a streamlined business model that can capitalize on delivering disruptive, plant-based innovations,” said Yves Ribeill, Ph.D., Chair of the Calyxt Board. “He led Calyxt to a strong 2020, redirected Calyxt’s innovation engine to new and high-value opportunities and built a team with the right talent mix to drive Calyxt’s go-to-market strategies. Jim has positioned Calyxt for future growth and success, and we wish Jim all the best in his future pursuits. This action represents a continuing step to focus Calyxt on significant innovation opportunities beyond commodity-based agriculture,” concluded Dr. Ribeill.

“I am proud of what Calyxt has been able to accomplish during my tenure as CEO and I am honored to have had the opportunity to lead the talented Calyxt team to this important level,” said Mr. Blome. “I believe Calyxt is poised to capitalize on the unlimited possibilities that can be created with its plant-based innovations and have confidence that the Calyxt team will continue to leverage and expand Calyxt’s position as a global leader in plant gene editing.”

Dr. Ribeill has served as a member of the Calyxt board since July 2018 and as Calyxt’s interim Chief Executive Officer from August 2018 until October 2018. Since January 2018, he has served as the Chief Executive Officer of Ribogenics, Inc., which is a private biotechnology company working on RNA biology. Dr. Ribeill was also a founder of SCYNEXIS, Inc. (NASDAQ: SCYX), served as its Chief Executive Officer from November 1999 until April 2015. Dr. Ribeill has more than 35 years of experience in the healthcare industry, with an expertise in anti-infective diseases. Prior to moving to the U.S. 21 years ago, Dr. Ribeill held several management positions during his international career with Rhône-Poulenc and Aventis in France and in the UK. Dr. Ribeill was a member of the Scientific Advisory Committee of the World Health Organization and the Medicines for Malaria Venture in Geneva.

About Calyxt

Calyxt (NASDAQ: CLXT), based in Roseville, Minnesota, is a technology company with a mission to deliver plant-based innovations for a better world.  Founded in 2010, Calyxt uses its proprietary TALEN® gene editing technology to work with world-class partners via technology licensing, product development, and seed sale arrangements to revolutionize the way the world uses plants to solve problems.  For further information, please visit our website at www.calyxt.com.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “anticipates,” “believes,” “continue,” “estimates,” “expects,” “targets,” “intends,” “may,” “might,” “plans,” “potential,” “predicts,” “projects,” “should,” or “will,” the negative of these terms and other similar terminology. Forward-looking statements in this press release include statements about the timing of our CEO succession process; our business model and go-to-market strategies; and growth strategies.

These and other forward-looking statements are predictions and projections about future events and trends based on our current expectations, objectives and intentions and premised on current assumptions. Our actual results, level of activity, performance, or achievements could be materially different than those expressed, implied, or anticipated by forward-looking statements due to a variety of factors, including, but not limited to: the severity and duration of the evolving COVID-19 pandemic and the resulting impact on macro-economic conditions; the impact of increased competition, including with respect to enhanced quality alfalfa; disruptions at our or our collaborators’ key facilities; changes in customer preferences and market acceptance of our or our partners’ products, including our improved quality alfalfa; competition for collaboration partners and licensees and the successful execution of collaborations and licensing agreements; the impact of adverse events during development, including unsuccessful field trials or development trials or disruptions in seed production; the impact of improper handling of our product candidates by unaffiliated third parties during development, such as the improper aerial spraying of our high fiber wheat product candidate; failures by third-party contractors; inaccurate demand forecasting, including with respect to sales projections used by Calyxt management in determining potential license revenues; the effectiveness of commercialization efforts by commercial partners or licensees; our ability to make grain sales on terms acceptable to us; the timing of our grain sales; our ability to collect accounts receivable; disruptions to supply chains, including transportation and storage functions; commodity price conditions; the impact of changes or increases in oversight and regulation; disputes or challenges regarding intellectual property; proliferation and continuous evolution of new technologies; management changes; dislocations in the capital markets; and other important factors discussed under the caption entitled “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent filings on Form 10-Q or 8-K with the U.S. Securities and Exchange Commission.

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Calyxt Media Contact:

Trina Lundblad, Director of Corporate Communications

(612) 790-0514

media@calyxt.com

Calyxt Investor Relations Contact:
Chris Tyson, Executive Vice President

MZ Group – MZ North America
(949) 491-8235

CLXT@mzgroup.us
www.mzgroup.us